News Release

For more information, contact:

Cheston Turbyfill	Caleb Moore
Acelity Corporate Communications	Acelity Investor Relations
Phone: +1 210-515-7757	Phone: +1 210-255-6433
Email: cheston.turbyfill@acelity.com	Email: caleb.moore@acelity.com

Acelity L.P. Inc. Appoints Two New Members to its Board of Directors

San Antonio, May 27, 2015 – Acelity L.P. Inc., a global wound care and regenerative medicine company, today announced the addition of Kevin J. Buehler and Alexandre Décary to its Board of Directors, effective May 20, 2015. Kevin and Alexandre bring tremendous business acumen and unique expertise that will strengthen Acelity’s presence on a global scale.

“Kevin and Alexandre bring strong experiences in both global business and finance that will add unique and valuable perspectives to Acelity’s Board,” said Joe Woody, President and CEO of Acelity. “Kevin brings extensive management experience in the healthcare industry and Alexandre has a tremendous financial and corporate leadership background; collectively, their counsel will help to guide Acelity’s growth as a global leader in wound care and regenerative medicine.”

Kevin has more than 30 years of experience in the healthcare and consumer industries, with knowledge of U.S. and international operations. He has a distinguished career, most recently serving as the Division Head of Alcon Laboratories, Inc., a division of Novartis from April 2011 to May 2014. Kevin has held a variety of leadership positions within the Alcon Laboratories organization, including: Senior Vice President of Global Markets, Chief Marketing Officer, and President and CEO of Alcon, Inc. Kevin served on the Board of Directors for Alcon prior to the merger with Novartis. He holds a BA from Carroll College in Waukesha, Wis., with concentrations in business administration and political science. He is a graduate of the Harvard Program for Management Development.

Alexandre brings strong business, financial and accounting experience to Acelity. Currently, Alexandre serves as senior director, private equity, at PSP Investments, where he is responsible for leading direct investments in various sectors. Prior to joining PSP Investments in 2015, he was Vice President, mergers and acquisitions, at Aimia Inc., a data-driven marketing and loyalty analytics company where he was responsible for the company's growth through strategic investments and acquisitions in the G20. From 2004 to 2012, Alexandre worked at RBC Capital Markets in the investment banking group where he had coverage responsibility for Canadian companies across various sectors. He began his career at Ernst & Young LLP in the audit and corporate finance departments. Alexandre completed a bachelor’s degree in Business Administration and a Graduate Diploma in Public Accountancy degree from HEC Montréal, as well as a Masters in Finance degree from the London Business School. He holds the CPA (Canada) and CFA designations.

About Acelity
Acelity is a global wound care and regenerative medicine company created by uniting the strengths of three companies, Kinetic Concepts, Inc., LifeCell Corporation and Systagenix Wound Management, Limited. We are committed to advancing the science of healing and restoring people’s lives. Available in more than 75 countries, the innovative and complementary Acelity product portfolio delivers value through solutions that speed healing and lead the industry in quality, safety and customer experience. Headquartered in San Antonio, Texas, Acelity employs more than 5,500 people around the world. We believe in enabling better futures for everyone. Please visit acelity.com.

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